Exhibit 99

Susquehanna Media Co. — First Quarter 2004 Results

May 13, 2004

York, PA — Susquehanna Media Co. (Media) reported $86.9 million consolidated revenues for the first quarter ended March 31, 2004. Revenues increased $6.4 million or 8% compared to first quarter 2003. Quarterly operating income of $14.0 million represented a $1.1 million or a 7% decrease from first quarter 2003. First quarter 2004 operating income included a $1.3 million operating loss for the Carmel, New York cable systems, which were acquired March 9, 2004.

On March 9, 2004, we purchased the assets of cable systems serving the Carmel, New York area for $119.7 million cash. Concurrently, Media replaced its senior secured credit facilities with new senior secured credit facilities (“New Facilities”), which were utilized to fund this acquisition. As of March 9, the Carmel systems served approximately 29,100 video subscribers including approximately 8,900 residential telephony subscribers. The Carmel systems provide digital video, residential high-speed Internet access and circuit switched telephony.

On April 1, 2004, Media became the sole owner of 105.1 FM LLC. We purchased Jesscom Inc.’s 60% interest in 1051FM LLC for $15.0 million cash. Our New Facilities were utilized to fund the acquisition.

On April 5, 2004, Media notified the trustee of its intent to call all $150.0 million of its 8.5% senior subordinated notes (“Notes”) effective May 15, 2004. Media intends to utilize the New Facilities to fund the call. A call premium of $6.4 million will be paid to noteholders. The premium will be recognized as a loss on the early retirement of debt in the second quarter.

Radio

First quarter revenues of $46.7 million were $1.8 million or 4% greater than first quarter 2003. Radio’s first quarter operating income was $8.5 million, a $0.6 million or an 8% increase from the same period in 2003. Improvements in the Kansas City and Atlanta market clusters and the 2004 impact of the August 2003 acquisition of WSOX were responsible for the increased revenues.

First quarter revenues on a same stations basis (excluding WSOX-FM which was acquired in August 2003) were $46.0 million, a $1.1 million or 2% increase over first quarter 2003. First quarter operating income on a same stations basis was $8.7 million, an increase of $0.8 or 10% million over first quarter 2003.

Cable

First quarter 2004 revenues totaled $39.1 million, a $6.1 million or 18% increase over first quarter 2003. On January 1st, Internet access, transport and hosting activities (“Blazenet”) formerly reported in the Internet and Other segment, were merged in the Cable segment. Revenues for these activities totaled $1.5 million for the quarter. On March 9, 2004, Media acquired the cable systems serving Carmel, New York. Carmel contributed approximately $1.7 million to first quarter revenues. Cable operating income was $6.3 million for the first quarter, a decrease of $1.5 million or 19% from first quarter 2003. The decrease in Cable operating income was primarily attributed to the Carmel acquisition. Carmel’s first quarter operating loss was approximately $1.2 million. As of March 31, 2004, average monthly revenue per basic subscriber was $58.44, an increase of $4.80 or 9% over 2003.

On a same systems basis, excluding BlazeNet and the Carmel systems, Cable revenues were $35.9 million, a $2.9 million or 9% increase over 2003. Operating income was $7.5 million on a same systems basis, a $0.3 million or 4% decrease from 2003. The decrease in operating income was attributable to increased programming costs. Basic and expanded basic rate increases were implemented in the first quarter and will be fully effective in the second quarter.

Debt Covenant Compliance

Media was in compliance with all its covenants as of March 31, 2004. Certain loan covenants in Media’s New Facilities and senior subordinated debt utilize a defined term, Consolidated EBITDA or EBITDA, to compare covenant compliance, including a fixed charge coverage ratio.

The indentures that govern both series of our senior subordinated notes contain covenants that determine compliance based on a financial measure called “Consolidated EBITDA”. Additionally, our New Facilities contain certain covenants in which compliance is measured by computations substantially similar to those used in determining Consolidated EBITDA. Consolidated EBITDA is defined as net income before income taxes; minority interest; interest expense, net of interest income; depreciation and amortization; employee stock ownership plan expense; non-cash credits and charges; extraordinary, non-recurring or unusual items; and any gain or loss on the disposal of assets.

Although Consolidated EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, we believe that Consolidated EBITDA is a meaningful measure of performance because it is commonly used in the radio and cable television industries to analyze and compare radio and cable television companies on the basis of operating performance, leverage and liquidity. In addition, as noted above, both our New Facilities and the indentures that governs both series of our senior subordinated notes contain certain covenants in which compliance is measured by Consolidated EBITDA or computations substantially similar to those used in determining

Consolidated EBITDA. Furthermore, management expects that Consolidated EBITDA will be used to satisfy working capital, debt service and capital expenditure requirements and other commitments and contingencies.

Consolidated EBITDA should not be considered in isolation or as a substitute for or an alternative to net income, cash flow from operating activities or other income or cash flow data prepared in accordance with GAAP. Consolidated EBITDA should not be considered as alternative measure of a company’s operating performance or liquidity. Consolidated EBITDA as presented may not be comparable to EBITDA or other similarly titled measures that may be used by other companies.

For the three months ended March 31, 2004 and 2003, Consolidated EBITDA may be calculated as follows:

Three months ended March 31, 2004 (in millions):

	Radio	Cable	Other	Total
Operating income	$8.5	$6.3	$(0.8)	$14.0
Depreciation and amortization	1.6	7.2	0.1	8.9
Allocated ESOP expense	2.1	0.8	0.1	3.0

Consolidated EBITDA	$12.2	$14.3	$(0.6)	$25.9

Three months ended March 31, 2003 (in millions):

	Radio	Cable	Other	Total
Operating income	$7.9	$7.8	$(0.6)	$15.1
Depreciation and amortization	1.6	6.2	0.1	7.9
Allocated ESOP expense	1.7	0.5	0.1	2.3

Consolidated EBITDA	$11.2	$14.5	$(0.4)	$25.3

General

Attached for your review is a schedule of unaudited selected financial information for the quarters ended March 31, 2004 and 2003.

Conference Call

A conference call is scheduled to review Susquehanna Media Co.’s first quarter 2004 results on Tuesday, May 18, 2004 at 11:00 am EDT. To participate in this conference call, please dial (877) 326-2337. The participant code is 7055494.

* * * * * * *

Some of the statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than historical facts included herein, including those regarding market trends, Media’s financial position, business strategy, projected plans, estimated impact of accounting treatment changes, estimated SEC filing dates, and objectives of management for future operations, are forward-looking statements. Many of these risks are discussed in Media’s Annual Report on Form 10-K for the year ended December 31, 2003. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in Media’s markets), acquisition opportunities and Media’s ability to integrate successfully any such acquisitions, our ability to successfully enter new lines of business, from time to time, such as telephony, meet expectations and estimates concerning future financial performance, financing plans, Media’s ability to service its outstanding indebtedness, the impact of competition, existing and future regulations affecting Media’s business, possible nonrenewal of cable franchises, decreases in Media’s customers advertising expenditures and other factors over which Media may have little or no control.

Susquehanna Media Co. and Subsidiaries
Selected Financial Information
(dollars in thousands, except Cable Operating Data)

	Three Months Ended
	March 31,
	2004	2003
Income Statement Data:
Revenues:
Radio	$46,679	$44,917
Cable (1)	39,111	32,990
Other	1,071	2,554

Total	86,861	80,461
Operating Income
Radio	8,503	7,948
Cable (1)	6,344	7,841
Other	(909)	(666)

Total	13,938	15,123
Depreciation and amortization
Radio	1,665	1,646
Cable (1)	7,212	6,209
Other	89	51

Total	8,966	7,906
Other Financial Data:
ESOP expense
Radio	2,134	1,700
Cable (1)	823	512
Other	53	38

Total	3,010	2,250
Interest expense, net	8,843	6,525
Interest income from loans to Parent (2)	1,656	1,704
Capital expenditures	5,345	9,504
Total Long-term debt.	604,249	512,179
Cable Operating Data:
Homes passed	350,060	299,803
Total customers (3)	236,271	206,160
Total customer penetration (4)	67.5%	68.8%
Basic video subscribers	234,051	205,214
Internal growth of subscribers (5)	-0.3%	-0.3%
Basic video penetration (6)	66.9%	68.4%
Digital customers (7)	56,958	37,855
Digital customer penetration (8)	24.3%	18.4%
Cable modems (9)	55,875	30,101
Cable modem penetration (10)	22.5%	15.2%
Telephony lines (11)	8,939	—
Telephony line penetration (12)	24.1%	0.0%
Average monthly revenue per basic subscriber (13)	$58.44	$53.64
Cable capital expenditures	$4,545,000	$7,119,000

(1)	2004 results include the BlazeNet ISP operation that was previously included in the Internet and Other segment.

(2)	Interest income on loans by Media to its Parent to fund the ESOP.

(3)	Total customers represent the sum of basic video customers and cable modem only customers

(4)	Total customer penetration represents total customers as a percentage of homes passed.

(5)	Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.

(6)	Basic video penetration represents basic subscribers as a percentage of homes passed.

(7)	Digital customers represents the aggregate number of digital households that are billed for service.

(8)	Digital customer penetration represents digital customers as a percentage of basic subscribers.

(9)	Cable modems represents the aggregate number of cable modems that are billed for service.

(10)	Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.

(11)	Telephony lines represents the aggregate number of lines that are billed for service.

(12)	Telephony line penetration represents telephony lines as a percentage of homes passed available for telephony services.

(13)	Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.